UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 1, 2009

Municipal Mortgage & Equity, LLC
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-11981	52-1449733
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

621 E Pratt Street, Suite 300, Baltimore, Maryland		21202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(443) 263-2900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

On April 1, 2009, Municipal Mortgage & Equity, LLC ("the Company,") completed the first closing of the sale of substantially all of the renewable energy business operated by its subsidiary, MMA Renewable Ventures, LLC.
On February 26, 2009, the Company agreed to sell the assets of MMA Renewable Ventures, LLC, other than its interests in its Solar Funds I and II, to Fotowatio Renewable Ventures, Inc., a subsidiary of Fotowatio S.L for an aggregate purchase price of $19.7 million. At the initial signing, Fotowatio made an advance payment to the Company of $1.5 million, which was applied against the purchase price. The sale was structured to occur in two separate closings. The first closing, which was completed on April 1, 2009, covered core assets, inclusive of employees, the pipeline of potential future transactions and MMA Renewable Ventures, LLC's interests in its Solar Fund III, with a payment of $13.65 million. Ten percent of the proceeds received from the first closing are being held in escrow for a six month period to secure certain potential indemnification obligations of the Company under the Purchase Agreement. A subsequent closing or closings will cover the remaining assets that are included in the sale and the balance of payment, which will be subject to possible purchase price adjustments, including a purchase price reduction if the Company exercises a right to retain certain assets.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Municipal Mortgage & Equity, LLC

April 2, 2009	By:	/s/ Michael L. Falcone

Name: Michael L. Falcone
Title: President and CEO